Exhibit 16.1

April 24, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.

20549-7561

Dear Sirs/Madams:

We have read Item 16F of Form 20-F of Jupai Holdings Limited for the year ended December 31, 2019 to be filed on or around April 24, 2020 and have the following comments:

1.                                      We agree with the statements made in the paragraph 1, 2 and 3 of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.

2.                                      We have no basis on which to agree or disagree with the statements made in paragraph 4 and 5 of Item 16F.

Yours faithfully,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shanghai, China